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                                                                  Exhibit 8.1

                      [LETTERHEAD OF SHEARMAN & STERLING]



                                       June 5, 1998




USA Waste Services, Inc.
1001 Fannin Street, Suite 4000
Houston, Texas 77002


              Agreement and Plan of Merger among USA Waste Services, Inc.,
                Dome Merger Subsidiary, Inc. and Waste Management Inc.,
                              dated as of March 10, 1998
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Ladies and Gentlemen:

       You have requested our opinion as to certain United States federal income tax consequences of the merger (the "Merger") of Dome Merger Subsidiary, Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of USA Waste Services, Inc. ("Parent"), a Delaware corporation, with and into Waste Management, Inc. (the "Company"), a Delaware corporation. The Merger is being consummated pursuant to the Agreement and Plan of Merger among Parent, Merger Sub and the Company dated as of March 10, 1998 (the "Merger Agreement"). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

       In connection with rendering our opinion, we have reviewed the Merger Agreement, including the Exhibits thereto, the Joint Proxy Statement and Prospectus prepared with respect to the Merger (the "Joint Proxy/Prospectus") and such other documents and corporate records as we have deemed necessary or appropriate as a basis therefor. We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time, and that the parties have complied with and, where applicable, will continue to comply with the covenants contained in the Merger Agreement. We also have assumed that statements as to factual matters contained in the Joint Proxy/Prospectus are true, correct and complete, and will continue to be true, correct and complete through the Effective Time. Finally, we have relied on the representations made by Parent and the Company in letters to us dated June 4, 1998, and have assumed that such representations will continue to be true, correct and complete through the Effective Time.

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       Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will be consummated in accordance with the terms of the Merger Agreement, it is our opinion that:

       1. The Merger Agreement will qualify as a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes, and each of Parent, Merger Sub and the Company will be party to the reorganization within the meaning of Section 368(b) of the Code.

       2. No gain or loss will be recognized for United States federal income tax purposes by Parent, Merger Sub or the Company as a result of the Merger.

       3. No gain or loss will be recognized for United States federal income tax purposes by the stockholders of the Company on their exchange of Company Common Stock solely for Parent Common Stock (except that gain, if any, will be recognized to the extent of cash received in lieu of a fractional share interest).

       No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in such law or practice that may affect our opinion unless we are specifically retained to do so.

       We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement on Form S-4 of Parent, of which the Joint Proxy/Prospectus is a part, and to the use of our name in the sections entitled "The Merger--Certain Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy/Prospectus.

                                       Very truly yours,

                                       /s/ Shearman & Sterling